October 10, 2012

Dear Fellow Stockholder:

Enclosed you will find a summary of the terms of the Tax Benefits Preservation Plan that was recently adopted by the Board of Directors of HomeTrust Bancshares, Inc. (the “Company”).  The plan is designed to protect substantial tax assets of the Company and is similar to tax benefits preservation plans adopted by other public companies.   Additional information regarding the plan, including the full text of the plan document, can be found in the Current Report on Form 8-K that the Company filed with the Securities and Exchange Commission on September 25, 2012.  The Form 8-K is available on the Securities and Exchange Commission’s website, at www.sec.gov, or through our website, at www.hometrustbanking.com, by clicking “Investor Relations,” then “SEC Filings” and then “Documents.”

On behalf of the Board of Directors, thank you for your investment in the Company.

Sincerely,

F. Edward Broadwell, Jr.
Chairman and Chief Executive Officer

TAX BENEFITS PRESERVATION PLAN

SUMMARY OF TERMS

Purpose
The purpose of the Tax Benefits Preservation Plan (the “Plan”) described in this summary of terms is to preserve the value of certain tax benefits (“Tax Benefits”) of HomeTrust Bancshares, Inc. (the “Company”) for U.S. federal income tax purposes.

Rights
The Board of Directors of the Company (the “Board”) has declared a dividend of one preferred share purchase right (a “Right”) in respect of each share of common stock, par value $0.01 per share, of the Company (“Common Share”) outstanding at the close of business on October 9, 2012 (the “Record Date”) and to become outstanding between the Record Date and the earlier of the Distribution Date and the Expiration Date (as such terms are defined below).

Exercise
Prior to the Distribution Date (as defined below), the Rights are not exercisable.  After the Distribution Date, each Right is exercisable to purchase, for $16.14 (the “Purchase Price”), 1/1,000th of a share of the Junior Participating Preferred Stock, Series A, $0.01 par value per share (“Preferred Shares”), of the Company, subject to adjustment in accordance with the terms of the Plan.  The Preferred Shares are designed so that each 1/1,000th of a Preferred Share has economic and voting terms similar to those of one Common Share.

Distribution Date
Initially, the Rights will be attached to all Common Shares then outstanding, and no separate Right certificates will be distributed.  On or after the Distribution Date, the Rights will separate from the Common Shares and become exercisable.

The “Distribution Date” will occur on the earlier of (i) the close of business on the tenth business day after a Shares Acquisition Date (as defined below) and (ii) the close of business on the tenth business day (or such later day as may be designated prior to a Shares Acquisition Date by the Company’s Board of Directors) after the date of the commencement of a tender or exchange offer by any person if, upon consummation thereof, such person would or could be an Acquiring Person (as defined below); provided, however, that if either of such dates occurs prior to the Record Date, then the Distribution Date will be the Record Date.

A “Shares Acquisition Date” is the date of the first public announcement by the Company or an Acquiring Person indicating that an Acquiring Person has become such.

An “Acquiring Person” means any person who or which, together with its affiliates, beneficially owns 4.99% or more of the Common Shares (or any other securities of the Company then outstanding that would be treated as “stock” under Section 382 of the Internal Revenue Code of 1986, as amended), other than (i) the U.S. Government; (ii) the Company or any subsidiary or employee benefit plan or compensation arrangement of the Company; (iii) any person or entity who or which, together with its affiliates, was on the Record Date, the beneficial owner of 4.99% or more of the Common Shares, unless that person or entity subsequently increases their beneficial ownership percentage (other than as a result of any stock dividend, stock split or similar transaction or stock repurchase by the Company); (iv) any person or entity who or which the Board determines, in its sole discretion, has inadvertently become a 4.99% or greater stockholder so long as such person or entity promptly divests sufficient shares to no longer be a 4.99% or greater stockholder; (v) any person or entity who or which has become the beneficial owner of 4.99% or more of the Common Shares as a result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increased the proportionate number of shares beneficially owned by that person or entity, provided that the person or entity does not acquire any additional shares other than as a result of any stock dividend, stock split or similar transaction; and (vi) any person or entity who or which has become a 4.99% or greater stockholder if the Company’s Board of Directors in good faith determines that the attainment of such status has not jeopardized or endangered the Company’s utilization of the tax benefits sought to be preserved by the Company.

Flip-In
From and after a Shares Acquisition Date, (i) Rights owned by the Acquiring Person and its affiliates and certain of their transferees will automatically be void; and (ii) each other Right will automatically become a Right to buy, for the Purchase Price, that number of Common Shares equal to (a) the Purchase Price multiplied by the number of 1/1000ths of a Preferred Share for which the Right is then exercisable divided by (b) 50% of the then-current per share market price of the Common Shares.

Exchange
At any time after a Shares Acquisition Date, the Company’s Board of Directors may, at its option, exchange all or part of the then outstanding and exercisable Rights for Common Shares at an exchange ratio of one Common Share per Right, subject to adjustments and limitations described in the Plan.  The Board may enter into a trust agreement pursuant to which the Company would deposit into a trust Common Shares that would be distributable to stockholders (excluding the Acquiring Person and its affiliates) in the event the exchange is implemented.  This feature is intended to facilitate a more orderly distribution of Common Shares in the event that a Shares Acquisition Date occurs.

Redemption
At any time prior to the Distribution Date, the Company’s Board of Directors may, at its option, redeem all, but not fewer than all, of the then outstanding Rights at a redemption price of $0.0001 per Right.

Amendments
The Company may from time to time before the Distribution Date supplement or amend the Plan without the approval of any holders of Rights.

After the Distribution Date, the Plan may not be amended in any manner that would adversely affect the interests of the holders of Rights.

Expiration
The Rights will expire on the earliest of (i) September 25, 2015, (ii) the time at which all Rights have been redeemed by the Company, (iii) the time at which all Rights have been exchanged by the Company, (iv) such time as the Company’s Board of Directors determines, in its sole discretion, that the Rights and the Plan are no longer necessary for the preservation of existence of the Tax Benefits, (v) a date prior to a Shares Acquisition Date on which the Board determines, in its sole discretion, that the Rights and the Plan are no longer in the best interests of the Company and its stockholders and (vi) the close of business on September 25, 2013, unless the Plan is approved by the Company’s stockholders at a meeting of stockholders duly held prior to such date.

    A copy of the Plan was attached as an exhibit to the Current Report on 8-K filed by the Company with the Securities and Exchange Commission on September 25, 2012.  A copy of the Plan is available free of charge from the Company. This summary description does not purport to be complete and is qualified in its entirety by reference to the Plan, as amended from time to time, the complete terms of which are incorporated herein by reference.